Exhibit 10.10

TABLEAU SOFTWARE

400 North 34th Street, Suite 200

Seattle, WA 98103

February 10, 2005

Ms. Kelly Breslin Wright

Dear Kelly,

Tableau Software (the “Company”) is pleased to offer you employment on the following terms, subject to the successful completion of background and reference checks:

Position. You will initially start working 80% of full-time as Sales Director, effective on or before March 1, 2005 (the “Start Date”). You will initially report to Christian Chabot, CEO & Co-Founder. You will work primarily out of your home office in California but will be expected to travel to Company’s offices in Seattle periodically to participate in planning and related sales activities. In addition you will be required to travel throughout California in support of strategic sales opportunities. Your primary duties will be to directly sell the Company’s products, to provide input on the Company’s strategic planning and growth, and to perform other duties consistent with your position, as the Company may assign to you from time to time. You will be responsible for all aspects of direct sales, from lead generation to pipeline building to sale process to close, and you are expected to work within a defined sales expense budget. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties for the Company.

Compensation and Employee Benefits. You will be paid a starting base salary at the rate of $5,666.67 per month ($68,000.00 annually), payable in accordance with the Company’s standard payroll schedule. In addition, your on-target commission potential shall be $100,000.00 annually, for a total on-target compensation potential of $168,000.00 (prorated for 2005, based on your Start Date). At such time you begin working full-time, your base salary and on-target commission potential will be adjusted to $85,000.00 and $125,000.00 respectively, for an on-target annual compensation potential of $210,000.00. For the first four (4) months of your employment with the Company, in addition to base salary, you will receive a non-recoverable draw equal to $5,000.00 per month, payable on the Company’s regular payroll dates. You will be eligible to earn commissions under a sales commission plan, the terms of which shall be determined by the Company on or before March 31, 2005. Your commissions earned subsequent to the Start Date will be reduced by the aforesaid non-recoverable draw.

As a regular employee of the Company you will be eligible to participate in Company-sponsored benefits, including its employee health care plan. Details about these benefits are provided in the Company’s employee handbook and summary plan descriptions, which will be available to you upon the commencement of your employment. Pre-approved expenses incurred by you in the course of your employment shall be repaid pursuant to Company’s expense policy. You will be entitled to accrue 15 days of paid vacation per year, and will be paid for holidays recognized by the Company.

Ownership Interest. Subject to approval of the Company’s Board of Directors, you will be granted an incentive stock option to purchase shares of the Company’s Common Stock. The number of shares represented in the option grant will be 125,000 (one hundred twenty five thousand). The exercise price per share will be equal to the fair market value per share on your first day of employment or, if later, the date of grant. The option will be subject to the terms and conditions applicable to options granted under the Company’s equity incentive plan, as described in that plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Employee Confidentiality and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employee Confidentiality and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

Employment Relationship. Employment with the Company is for no specific period of time. You employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time at the discretion of the Company, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the President of the Company.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable payroll withholdings and deductions.

Entire Agreement. This letter, along with the Plan, the associated option documentation, and the Company’s Employee Confidentiality and Inventions Assignment Agreement, constitutes the entire agreement between you and the Company and supersedes and replaces any prior understandings, representations or agreements, whether oral or written, between you and the Company regarding the subject matters described in this letter.

Choice of Law. This Agreement is to be governed by the laws of the state of Washington without reference to conflicts of laws principles. In case any provision contained in this agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing an dating both the enclosed duplicate original of this letter and the enclosed Employee Confidentiality and Inventions Assignment Agreement, and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on Monday, February 14, 2005. We look forward to having you join us at Tableau Software!

If you have any questions, please call me at (650) 678-9698.

Sincerely,

TABLEAU SOFTWARE

By:	/s/ Thomas E. Walker, Jr.
Name:	Thomas E. Walker, Jr.
Title:	VP, Finance & Administration

I have read and accept this employment offer.

/s/ Kelly Breslin Wright
Signature of Kelly Breslin Wright

Dated:	2/11/05

Attachment

Exhibit A:

Employee Confidentiality and Inventions Assignment Agreement